Exhibit 99.1

Exagen Inc. Announces Closing of $20.2 Million Public Offering Including Full Exercise of

Underwriter’s Option to Purchase Additional Shares

CARLSBAD, Calif., May 9, 2025 (GLOBE NEWSWIRE) — Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today announced that it has completed the sale of an additional 502,500 shares of its common stock at a public offering price of $5.25 per share on May 8, 2025, pursuant to the full exercise of the option granted by Exagen to the underwriter in connection with its previously announced public offering of 3,350,000 shares of common stock, which closed on May 9, 2025.

All of the shares in the public offering, including the full exercise of the underwriter’s option, were sold by Exagen, with gross proceeds to Exagen of approximately $20.2 million, before deducting underwriting discounts and commissions and offering expenses.

Canaccord Genuity acted as sole bookrunner for the offering.

The public offering was made pursuant to a shelf registration statement on Form S-3 (including a base prospectus) that was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 29, 2023. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov, and may be obtained from Canaccord Genuity LLC, Attention: Syndication Department, 1 Post Office Square, Suite 3000, Boston, MA 02109, or by email at prospectus@cgf.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Exagen

Exagen Inc. (Nasdaq: XGN) is a leading provider of autoimmune diagnostics, committed to transforming care for patients with chronic and debilitating autoimmune conditions. Based in San Diego County, California, Exagen’s mission is to provide clarity in autoimmune disease decision making and improve clinical outcomes through its innovative testing portfolio. The Company’s flagship product, AVISE® CTD, enables clinicians to more effectively diagnose complex autoimmune conditions such as lupus, rheumatoid arthritis, and Sjögren’s syndrome earlier and with greater accuracy. Exagen’s laboratory specializes in the testing of rheumatic diseases, delivering precise and timely results, supported by a full suite of AVISE®-branded tests for disease diagnosis, prognosis, and monitoring. With a focus on research, innovation, education, and patient-centered care, Exagen is dedicated to addressing the ongoing challenges of autoimmune disease management. For more information, please visit Exagen.com or follow @ExagenInc on X.

Contact

Ryan Douglas

Exagen Inc.

ir@exagen.com

760.560.1525